Consent of Independent Registered Public Accounting Firm

Vuzix Corporation

2166 Brighton-Henrietta Townline Rd

Rochester, NY 14623

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated March 19, 2013, relating to the consolidated balance sheets of Vuzix Corporation, as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption Experts in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

June 10, 2013